Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), dated May 18, 2021, pertaining to The New Home Company Inc. Second Amended and Restated 2016 Incentive Award Plan of our report dated February 13, 2020, with respect to the consolidated financial statements as of December 31, 2019 and for the two years then ended of The New Home Company Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

May 18, 2021